                                                                 EXHIBIT 4.05(a)




                                PROMISSORY NOTE

                           Dated as of April 22, 1996

                                                                     $741,000.00



         FOR VALUE RECEIVED, the undersigned, FRANK'S NURSERY AND CRAFTS, INC., a Michigan corporation, (" Maker"), promises to pay to the order of FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association ("Payee"), at the office of Payee at One First Union Center TW- 8, Charlotte, North Carolina 28288, or at such other place as Payee may designate to Maker in writing from time to time, the principal sum of SEVEN HUNDRED FORTY-ONE THOUSAND AND NO/100 DOLLARS ($741,000.00), together with interest on so much thereof as is outstanding and unpaid (the "Loan"), from the date of the advance of the principal evidenced hereby, at the rate of 9.375% per annum (the "Note Rate"), in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.


                            ARTICLE I - SECURED NOTE

           The indebtedness evidenced by this Promissory Note (the "Note") and the obligations created hereby are secured by that certain mortgage and security agreement (the "Security Instrument") from Maker for the benefit of Payee, dated of even date herewith, concerning property located in Franklin County, Ohio. The Security Instrument together with this Note and all other documents to or of which Payee is a party or beneficiary now or hereafter evidencing, securing, guarantying, modifying or otherwise relating to the indebtedness evidenced hereby, are herein referred to collectively as the "Loan Documents". All of the terms and provisions of the Loan Documents are incorporated herein by reference. Some of the Loan Documents are to be filed for record on or about the date hereof in the appropriate public records.


                       ARTICLE II - TERMS AND CONDITIONS

         2.1 Computation of Interest. Interest shall be computed hereunder based on a 360-day year and based on twelve (12) 30-day months for each full calendar month and on the actual number of days elapsed for any partial month in which interest is being calculated. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business.

         2.2 Payment of Principal and Interest. Payments in federal funds immediately available in the place designated for payment received by Payee prior to 2:00 p.m. local time at said place of payment shall be credited prior to close of business, while other payments may, at the option of Payee, not be credited until immediately available to Payee in federal funds in the place designated for payment prior to 2:00 p.m. local time at said place of payment on a day on which Payee is open for business. Such principal and interest shall be payable in equal consecutive monthly installments of $6,846.72 each, beginning on the first day of the second full calendar month following the date of this Note (or on the first day of the first full calendar month following the date hereof, in the event the advance of the principal amount evidenced by this Note is the first day of a calendar month), and continuing on the first day of each and every month thereafter through and including April 1, 2006. On May 1, 2006 (the "Maturity Date") the entire outstanding principal balance hereof, together with all accrued but unpaid interest thereon, shall be due and payable in full.

         2.3 Application of Payments. Each such monthly installment shall be applied first to the payment of accrued interest and then to reduction of principal.

         2.4 Payment of "Short Interest". If the advance of the principal amount evidenced by this Note is made on a date other than the first day of a calendar month, then Maker shall pay to Payee contemporaneously with the execution hereof interest at the Note Rate for a period from the date hereof through and including the last day of this calendar month.

         2.5     Prepayment.

                 (a) This Note may be prepaid in whole but not in part (except as otherwise specifically provided herein) at any time after the fourth
(4th) anniversary of this Note provided (i) written notice of such prepayment is received by Payee not more than ninety (90) days and not less than sixty
(60) days prior to the date of such prepayment, (ii) such prepayment is accompanied by all interest accrued hereunder and all other sums due hereunder or under the other Loan Documents, and (iii) if such prepayment occurs after the fourth (4th) anniversary of this Note but before the date that is nine (9) years and six (6) months after the date of this Note Payee is paid a prepayment fee in an amount equal to the greater of (A) one percent (1.0%) of the principal amount being prepaid, and (B) the positive excess of (1) the present value ("PV") of all future installments of principal and interest due under this Note absent any such prepayment including the principal amount due at maturity (collectively, "All Future Payments"), discounted at an interest rate per annum equal to the sum of (a) the Treasury Constant Maturity Yield Index published during the second full week preceding the date on which such premium is payable for instruments having a maturity coterminous with the remaining term of this Note, and (b) fifty (50) basis points, over (2) the then outstanding principal balance hereof immediately before such prepayment [(PV of All Future Payments) - (principal balance at time of prepayment) = prepayment fee]. "Treasury Constant Maturity Yield Index" shall mean the average yield for "This Week" as reported by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519). If there is no Treasury Constant Maturity Yield Index for instruments having a maturity coterminous with the remaining term of this Note, then the index shall be equal to the weighted average yield to maturity of the Treasury Constant Maturity Yield Indices with maturities next longer and shorter than such remaining average life to maturity, calculated by averaging (and rounding upward to the nearest whole multiple of 1/100 of 1% per annum, if the average is not such a multiple) the yields of the relevant Treasury Constant Maturity Yield Indices (rounded, if necessary, to the nearest 1/100 of 1% with any figure of 1/200 of 1% or above rounded upward). In the event that any prepayment fee is due hereunder, Payee shall deliver to Maker a statement setting forth the amount and determination of the prepayment fee, and, provided that Payee shall have in good faith applied the formula described above, Maker shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error, which calculation may be made by Payee on any day during the fifteen (15) day period preceding the date of such prepayment. Payee shall not be obligated or required to have actually reinvested the prepaid principal balance at the Treasury Constant Maturity Yield Index or otherwise as a condition to receiving the prepayment fee. No prepayment fee or premium shall be due or payable in connection with any prepayment of the indebtedness evidenced by this Note made on or after the date that is nine (9) years and six (6) months after the date of this Note. In addition to the aforesaid prepayment fee if, upon any such prepayment (whether prior to or after the date that is nine (9) years and six (6) months after the date of this Note, the aforesaid prior written notice has not been received by Payee, the prepayment fee shall be increased by an amount equal to the lesser of (i) thirty (30) days' unearned interest computed on the outstanding principal balance of this Note so prepaid and (ii) unearned interest computed on the outstanding principal balance of this Note so prepaid for the period from, and including, the date of prepayment through the otherwise stated maturity date of this Note.

                 (b) Partial prepayments of this Note shall not be permitted.

                 (c) The prepayment fees provided above shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of this Note is paid prior to the Maturity Date, whether such prepayment is voluntary or involuntary, even if such prepayment results from Payee's exercise of its rights upon Maker's default and acceleration of the maturity date of this Note (irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other Loan Documents (as hereinafter defined); provided, however, that no prepayment fee shall be due or payable in connection with any prepayment of the indebtedness evidenced by this Note that results from Payee's election to apply insurance or condemnation proceeds as provided in the Mortgage to the prepayment of such indebtedness at any time during the loan term. No tender of a prepayment of this Note with respect to which a prepayment fee is due shall be effective unless such prepayment is accompanied by the prepayment fee. If the indebtedness of this Note shall have been declared due and payable by Payee pursuant to Article III hereof, due to a default by Maker, then any tender of payment of such indebtedness made prior to the first anniversary date hereof must include a prepayment fee computed as provided in this Article II plus an additional prepayment fee of three percent (3%) of the principal balance of this Note.


                             ARTICLE III - DEFAULT

         3.1 Events of Default. It is hereby expressly agreed that should any default occur in the payment of principal or interest as stipulated above and such payment is not made within five (5) days of the date such payment is due (provided that no grace period is provided for the payment of principal and interest due on the Maturity Date), or should any other default occur under any of the Loan Documents that is not cured within any applicable grace or cure period, then a default shall exist hereunder, and in such event the indebtedness evidenced hereby, including all sums advanced or accrued hereunder or under any other Loan Document, and all unpaid interest accrued thereon, shall, at the option of Payee and without notice to Maker, at once become due and payable and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity.

         3.2 Late Charges. In the event that any payment is not received by Payee on the date when due (subject to the applicable grace period), then in addition to any default interest payments due hereunder, Maker shall also pay to Payee a late charge in an amount equal to five percent (5%) of the amount of such overdue payment.

         3.3 Default Interest Rate. So long as any default exists hereunder, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby, and at all times after maturity of the indebtedness evidenced hereby (whether by acceleration or otherwise), interest shall accrue on the outstanding principal balance of this Note at a rate per annum equal to three percent (3%) in excess of the Note Rate, or if such increased rate of interest may not be collected under applicable law, then at the maximum rate of interest, if any, which may be collected from Maker under applicable law (the "Default Interest Rate"), and such default interest shall be immediately due and payable.

         3.4 Maker's Agreements. Maker acknowledges that it would be extremely difficult or impracticable to determine Payee's actual damages resulting from any late payment or default, and such late charges and default interest are reasonable estimates of those damages and do not constitute a penalty. The remedies of Payee in this Note or in the Loan Documents, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together, in Payee's discretion.

         3.5 Maker to Pay Costs. In the event this Note, or any part hereof, is collected by or through an attorney-at-law, Maker agrees to pay all costs of collection, including, but not limited to, reasonable attorneys' fees.

         3.6     Intentionally omitted.


                        ARTICLE IV - GENERAL CONDITIONS

         4.1 No Waiver; Amendment. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed
(i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by any applicable laws; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or that may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part unless Payee agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         4.2 Waivers. Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices are hereby waived by Maker. Maker hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and of each state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note or the other Loan Documents.

         4.3 Limit of Validity. The provisions of this Note and of all agreements between Maker and Payee with respect to the Loan, whether now existing or hereafter arising and whether written or oral, including, but not limited to, the Loan Documents, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of this Note or otherwise, shall the amount contracted for, charged, taken, reserved, paid or agreed to be paid ("Interest") to Payee for the use, forbearance or detention of the money loaned under this Note exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, performance or fulfillment of any provision hereof or of any agreement between Maker and Payee shall, at the time performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by law or otherwise transcend the limit of validity prescribed by applicable law, then ipso facto the obligation to be performed or fulfilled shall be reduced to such limit, and if, from any circumstance whatsoever, Payee shall ever receive anything of value deemed Interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive Interest shall be applied to the reduction of the principal balance owing under this Note in the inverse order of its maturity (whether or not then due) or at the option of Payee be paid over to Maker, and not to the payment of Interest. All Interest (including any amounts or payments judicially or otherwise under the law deemed to be Interest) contracted for, charged, taken, reserved, paid or agreed to be paid to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note, including any extensions and renewals hereof until payment in full of the principal balance of this Note so that the Interest thereon for such full term will not exceed at any time the maximum amount permitted by applicable law. To the extent United States federal law permits a greater amount of interest than is permitted under the law of the State in which the Mortgaged Property is located, Payee will rely on United Stated federal law for the purpose of determining the maximum amount permitted by applicable law. Additionally, to the extent permitted by applicable law now or hereafter in effect, Payee may, at its option and from time to time, implement any other method of computing the maximum lawful rate under the law of the State in which the Mortgaged Property is located or under other applicable law by giving notice, if required, to Maker as provided by applicable law now or hereafter in effect. This Section 4.3 will control all agreements with respect to the Loan between Maker and Payee.

         4.4 Use of Funds. Maker hereby warrants, represents and covenants that no funds disbursed hereunder shall be used for personal, family or household purposes.

         4.5 Unconditional Payment. Maker is and shall be obligated to pay principal, interest and any and all other amounts that become payable hereunder or under the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Payee hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Maker and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

         4.6 Governing Law. THIS NOTE SHALL BE INTERPRETED, CONSTRUED AND ENFORCED ACCORDING TO THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED.

                      ARTICLE V - MISCELLANEOUS PROVISIONS

         The terms and provisions hereof shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law. As used herein, the terms "Maker" and "Payee" shall be deemed to include their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law. If Maker consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Maker under this Note. All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provisions hereof. Time is of the essence with respect to all provisions of this Note. This Note and the other Loan Documents contain the entire agreements between the parties hereto relating to the subject matter hereof and thereof and all prior agreements relative hereto and thereto that are not contained herein or therein are terminated.



               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Maker's Tax Identification No.:

38-156-1374
--------------------




         IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

                                        MAKER:
                                        FRANK'S NURSERY AND CRAFTS, INC., a
                                        Michigan corporation




                                        By: Robert M. Lovejoy, Jr.
                                           ------------------------------------
                                           Name: Robert M. Lovejoy, Jr.
                                           Title: Vice President and Treasurer